UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 15, 2015

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)

900 Third Avenue
New York, NY 10022-1010
(Address of principal executive offices)

(212) 418-0100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Underwriting Agreement

On April 15, 2015, Virtu Financial, Inc. (“we” or the “Company”)  entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) relating to the sale of shares of our Class A common stock in our initial public offering (the “Offering”). Under the Underwriting Agreement, we agreed to sell 16,532,272 shares of Class A common stock to the Underwriters at a purchase price per share of $17.67 (the offering price to the public of $19.00 per share minus the Underwriters’ discount). The Company also provided the Underwriters with an option to purchase up to an additional 2,479,840 shares of Class A common stock. The Underwriters exercised this option in full on April 16, 2015 and the Offering closed on April 21, 2015.

Goldman, Sachs & Co., J.P. Morgan Securities LLC and Sandler O’Neill & Partners, L.P. were the representatives of the Underwriters. Goldman, Sachs & Co., J.P. Morgan Securities LLC, Sandler O’Neill & Partners, L.P., BMO Capital Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC and Evercore Group L.L.C. acted as joint bookrunners for the Offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various investment banking services for the Company for which they received or will receive customary fees and expenses. The closing of the Offering was subject to certain conditions set forth in the Underwriting Agreement, including the completion of our internal reorganization transactions (the “Reorganization Transactions”) that were previously reported in the Registration Statement on Form S-1 File No. 333-194473) relating to the Offering (the “Registration Statement”).  On April 15, 2015, the Company completed the Reorganization Transactions.

New Revolving Credit Facility

As previously reported in the Registration Statement, on April 15, 2015, we entered into the new revolving credit facility with a syndicate of lenders in the amount of $100 million for general corporate purposes (the “New Revolving Credit Facility”). The New Revolving Credit Facility was made available upon payment of related fees and expenses and consummation of the Offering. The New Revolving Credit Facility was implemented pursuant to an amendment to our senior secured credit facility, is secured on a pari passu basis with the existing term loan under our senior secured credit facility and is subject to the same financial covenants and negative covenants.

Borrowings under the new revolving credit facility bear interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5% and (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% plus, in each case, 2.0%, or (ii) an adjusted LIBOR rate for the interest period in effect plus 3.0%. We will also pay a commitment fee of 0.50% per annum on the average daily unused portion of the facility.

ITEM 2.03                                  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

ITEM 3.02                                  UNREGISTERED SALES OF EQUITY SECURITIES

On April 15, 2015, in connection with the mergers contemplated by the Reorganization Transactions, we issued an aggregate of 15,292,940 shares of our Class A common stock to the Investor Post-IPO Stockholders. The shares of Class A common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

On April 15, 2015, in connection with the Reorganization Transactions, we issued an aggregate of 79,610,490 shares of our Class D common stock to the Founder Post-IPO Member and 24,531,817 shares of its Class C common stock to the other Virtu Post-IPO Members. The shares of Class D common stock and Class C common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No Underwriters were involved in the transaction.

ITEM 8.01                                  OTHER EVENTS

On April 21, 2015, the Company issued a press release announcing the closing of the Offering. The press release is attached hereto as Exhibit 99.1.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit No.	Description
99.1	Press release of Virtu Financial, Inc., dated April 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virtu Financial, Inc.

By:	/s/ Douglas A. Cifu
Name:	Douglas A. Cifu
Title:	Chief Executive Officer

Dated:  April 21, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Virtu Financial, Inc., dated April 21, 2015.